      As filed with the Securities and Exchange Commission on March 9, 1998

                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  VIASOFT, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                      94-2892506
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                 3033 North 44th Street, Phoenix, Arizona 85018
    (Address of Registrant's Principal Executive Offices, including zip code)

                    Viasoft, Inc. 1997 Equity Incentive Plan
                            (Full title of the plan)

            Steven D. Whiteman, President and Chief Executive Officer
                                  Viasoft, Inc.
                             3033 North 44th Street
                             Phoenix, Arizona 85018
                     (Name and address of agent for service)

                                 (602) 952-0050
           (Telephone number, including area code of agent of service)

                         CALCULATION OF REGISTRATION FEE

          TITLE OF                                             PROPOSED                PROPOSED
         SECURITIES                    AMOUNT                  MAXIMUM                  MAXIMUM             AMOUNT OF
           TO BE                       TO BE                OFFERING PRICE             AGGREGATE           REGISTRATION
         REGISTERED              REGISTERED (1)(2)          PER SHARE (3)         OFFERING PRICE (3)            FEE
         ----------              -----------------          -------------         ------------------     ---------------
       Common Stock,                  850,000                  $28.0625               $23,853,125           $7,036.67
      $.001 par value

(1) This Registration Statement is also deemed to relate to a maximum of 1,167,758 shares from a predecessor plan, pursuant to Instruction E to Form S-8. These shares were previously registered on Form S-8, as amended (No. 33-89868), in connection with the Viasoft, Inc. 1994 Equity Incentive Plan, with respect to which a registration fee of $1,931 has been paid.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares as may be required by reason of any stock dividend, recapitalization, stock split, reorganization, merger, consolidation, combination or exchange of shares or other similar change affecting the stock.

(3) Estimated pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee using the average of the high and low sales prices for shares of Common Stock of Viasoft, Inc. on March 5, 1998, as reported on the Nasdaq National Market.

                                                                    Page 1 of 35
                                                         Exhibit Index on Page 8

                              EXPLANATORY STATEMENT

         A total of 1,400,000 shares of common stock of Viasoft, Inc. (the "Company") were registered by Registration Statement on Form S-8, as amended (File No. 33-89868), to be issued in connection with the Viasoft, Inc. 1994 Equity Incentive Plan (the "1994 Plan"). On November 14, 1997, the stockholders of the Company approved the Viasoft, Inc. 1997 Equity Incentive Plan (the "1997 Plan"), which replaced the 1994 Plan. As a result, no further option grants will be made under the 1994 Plan. Pursuant to Instruction E to Form S-8, a maximum of 1,167,758 shares under the 1994 Plan, which includes (i) twenty-eight thousand four hundred forty-six (28,446) shares of the Company's common stock that were registered in connection with the 1994 Plan but have not been issued under the 1994 Plan, and (ii) certain shares of the Company's common stock that were registered in connection with the 1994 Plan but are subject to awards under the 1994 Plan that are forfeited, terminate, expire or lapse for any reason, are carried forward to, and deemed covered by, this Registration Statement on Form S-8 in connection with the 1997 Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I, Items 1 and 2, will be delivered to participants in accordance with Form S-8 and Securities Act Rule 428.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents are hereby incorporated by reference into this Registration Statement: (a) the Registrant's Form 10-K for the year ended June 30, 1997; (b) the Registrant's Form 10-Q for the quarter ended September 30, 1997; (c) the Registrant's Form 10-Q for the quarter ended December 31, 1997;
(d) all other reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since June 30, 1997; and (e) the description of the Registrant's capital stock contained in the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  DESCRIPTION OF SECURITIES. Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The legality of the Common Stock offered hereby has been passed upon for the Registrant by Catherine R. Hardwick, Vice President, General Counsel and Secretary of the Registrant, 3033 North 44th Street, Phoenix, Arizona 85018. Ms. Hardwick owns and has options to purchase Common Stock and is eligible to receive awards under the 1997 Plan.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article IX of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that the Company shall indemnify directors, officers, and their legal representatives, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). The DGCL contains an extensive indemnification provision which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In suits by or in the right of a corporation, only expenses reasonably incurred in connection with the defense or settlement of such suit and not judgments, fines, and amounts paid in settlement may be indemnified against. In addition, if the director or officer has been adjudged to be liable to the corporation in such a suit, indemnification of expenses must be approved by a court. Article IX of the Certificate of Incorporation also provides that the Company may, in its discretion, indemnify employees and agents in circumstances where indemnification is not required by law.

         Article VIII of the Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty. However, the provision does not eliminate or limit the liability of a director for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of dividends or distributions or the redemption or purchase of the Company's shares of stock in violation of the DGCL, or for any transaction from which the director derives an improper personal benefit. This provision does not affect any liability of a director or officer under the federal securities laws.

         The Company currently maintains directors' and officers' liability insurance ("D&O Insurance") and expects to continue to carry D&O Insurance in the future. In addition, the Company has entered into an indemnification agreement with each of its directors ("Indemnification Agreements") under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Company. Under the Indemnification Agreements, the Company is not obligated to indemnify the director for expenses or losses in connection with claims ("Excluded Claims") that have been determined by final adjudication to be: (i) based on the director gaining any unentitled personal profit or advantage; (ii) for the return of illegal remuneration; (iii) for an accounting of profits made from the director's purchase or sale of the Company's securities within the meaning of Section 16 of the Securities Exchange Act of 1934 or similar state laws; (iv) resulting from the director's knowingly fraudulent, dishonest, or willful misconduct; (v) the payment of which by the Company pursuant to the Indemnification Agreement is not permitted by applicable law; (vi) as to which the director shall have been adjudged liable to the Company, unless the court determines that the director is fairly and reasonably entitled to indemnification; or (vii) the payment of which would exceed the maximum amount permitted by law to be paid as indemnification. Under the Indemnification Agreements, the directors each agree to reimburse the Company for amounts paid to them in the event that a final adjudication determines that the claim is either an Excluded Claim or the director is not otherwise entitled to payment under the Indemnification Agreement.

         The Company believes that the limitation of liability and indemnification provisions in the Certificate of Incorporation, the D&O Insurance and the indemnification agreements will enhance the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee of the Company to which the Indemnification Agreements would apply.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

Item 8.  EXHIBITS.

         Exhibit Index located at Page 8.

Item 9.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, and the State of Arizona, on this 5th day of March, 1998.

                           Viasoft, Inc.

                           By:      /s/ Steven D. Whiteman
                                    --------------------------------------------
                                    Steven D. Whiteman
                                    President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   Signature                                     Title                             Date
                   ---------                                     -----                             ----
/s/ Steven D. Whiteman                                 Chief Executive Officer                March 5, 1998
---------------------------------------------          and Director
Steven D. Whiteman

/s/ Mark R. Schonau                                    Chief Financial Officer                March 5, 1998
---------------------------------------------
Mark R. Schonau

* /s/ John J. Barry III                                Director                               March 5, 1998
---------------------------------------------
John J. Barry III

* /s/ Alexander S. Kuli                                Director                               March 5, 1998
---------------------------------------------
Alexander S. Kuli

* /s/ J. David Parrish                                 Director                               March 5, 1998
---------------------------------------------
J. David Parrish

* /s/ Arthur C. Patterson                              Director                               March 5, 1998
---------------------------------------------
Arthur C. Patterson

*By      /s/ Steven D. Whiteman
         ----------------------
         Steven D. Whiteman
         Attorney-in-Fact

                                  EXHIBIT INDEX

    EXHIBIT                                                                                 PAGE OR
    NUMBER                              DESCRIPTION                                    METHOD OF FILING
      4.1         Viasoft, Inc. 1997 Equity Incentive Plan, as amended                      Page 9
                  and restated

      4.2         Restated Certificate of Incorporation, as amended         Incorporated by reference to Exhibit
                                                                            3.1(b) of the Company's quarterly
                                                                            report on Form 10-Q for the period
                                                                            ended December 31, 1997.

      4.3         Amended and Restated Bylaws                               Incorporated by reference to Exhibit
                                                                            3(e) of S-1 #33-88366

      4.4         Form of Certificate for Common Stock                      Incorporated by reference to Exhibit
                                                                            4(a) of S-1 #33-88366

       5          Opinion of Catherine R. Hardwick, General Counsel for                    Page 26
                  the Registrant (including consent)

      23.1        Consent of Independent Public Accountants                                Page 27

      23.2        Consent of Counsel                                                     See Exhibit 5

      24.1        Power of Attorney of John J. Barry III                                   Page 28

      24.2        Power of Attorney of Alexander S. Kuli                                   Page 30

      24.3        Power of Attorney of J. David Parrish                                    Page 32

      24.4        Power of Attorney of Arthur C. Patterson                                 Page 34